Exhibit 3.1



                                January 20, 1998






Ranson & Associates, Inc.
250 North Rock Road, Suite 150
Wichita, Kansas 67206


     Re:        Ranson Unit Investment Trusts, Series 64
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Ladies/Gentlemen:

     We have served as special counsel for Ranson & Associates, Inc., as Sponsor and Depositor (the "Depositor") of Ranson Unit Investment Trusts, Series 64 (the "Trust"), in connection with the preparation, execution and delivery of a Trust Agreement dated January 20, 1998, between Ranson & Associates, Inc., as Depositor, and Bank of New York, as Trustee, pursuant to which the Depositor has delivered to and deposited the bonds listed in Schedule A to the Trust Agreement with the Trustee and pursuant to which the Trustee has issued to or on the order of the Depositor a certificate or certificates representing units of fractional undivided interest in and ownership of the Trust created under said Trust Agreement.

     In connection therewith we have examined such pertinent records and documents and matters of law as we have deemed necessary in order to enable us to express the opinions hereinafter set forth.

     Based upon the foregoing, we are of the opinion that:

          1. The execution and delivery of the Trust Agreement and the execution and issuance of certificates evidencing the units of the Trust have been duly authorized; and

          2. The certificates evidencing the units of the Trust when duly executed and delivered by the Depositor and the Trustee in accordance with the aforementioned Trust Agreement, will constitute valid and binding obligations of the Trust and the Depositor in accordance with the terms thereof.

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                                  -2-

     We hereby consent to the filing of this opinion as an exhibit to the Registration Statement (File No. 333-44231) relating to the units referred to above and to the use of our name and to the reference to our firm in said Registration Statement and in the related Prospectus.

                                    Respectfully submitted,



                                    CHAPMAN AND CUTLER

MJK/slm